Exhibit 2.1
Purchase and Sale Agreement

by and among

Windsor Marcellus LLC,
as Seller,

and

Triad Hunter, LLC,
as Purchaser

Dated as of April 6, 2011

TABLE OF CONTENTS

i

EXHIBITS:

Exhibit A	Mineral Interests
Exhibit B	Fee and Surface Interests
Exhibit C	Contracts
Exhibit D	Wells & Equipment
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Conveyance

SCHEDULES:

Schedule 2.5	Bank Account Information
Schedule 3.2	Interests
Schedule 4.6	Tax Disclosures
Schedule 4.10	Consents
Schedule 4.20	Imbalances
Schedule 6.3(a)	Operation of the Business
Schedule 7.2(e)	Specified Consents

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Index of Defined Terms (To Be Completed)

Defined Term	Section
Affiliate	Section 1.1(a)
Agreement	Preamble
Assets	Section 1.1(b)
Assumed Obligations	Section 11.1
Business Day	Section 1.1(c)
CERCLA	Section 4.7(c)
Claim Notice	Section 11.3(b)
Claim	Section 11.3(b)
Closing Date	Section 8.1
Closing Payment	Section 2.4(a)(i)
Closing	Section 8.1
Code	Section 1.1(d)
Confidentiality Agreement	Section 6.1
Contracts	Section 1.1(b)(ii)
Conveyance	Section 8.2(a)
Damages	Section 11.2(d)
Defensible Title	Section 3.2(a)
Due Diligence Information	Section 5.7(b)
Effective Time	Section 1.1(e)
Environmental Laws	Section 1.1(f)
Escrow Account	Section 1.1(g)
Escrow Account Balance	Section 1.1(h)
Escrow Agent	Section 1.1(i)
Escrow Agreement	Section 1.1(j)
Escrow Amount	Section 2.4(a)(ii)
Excluded Assets	Section 1.2
Excluded Records	Section 1.1(k)
Execution Date	Preamble
Fundamental and Tax Representations	Section 1.1(l)
GAAP	Section 1.1(m)
Gas	Section 1.1(n)
Governmental Authority	Section 1.1(o)
Hazardous Materials	Section 1.1(p)
Hydrocarbons	Section 1.1(q)
Imbalance	Section 1.1(r)
Income Tax	Section 1.1(s)
Indemnified Persons	Section 11.3(a)
Indemnifying Person	Section 11.3(a)
Indemnity Deductible	Section 1.1(t)
Laws	Section 1.1(u)
Liability	Section 1.1(v)
Material Adverse Effect	Section 1.1(w)
Mineral Interests	Section 1.1(b)(i)

v

Defined Term	Section

Net Revenue Interest	Section 3.2(a)(i)
NORM	Section 12.17
Oil	Section 1.1(x)
Party; Parties	Preamble
Permits	Section 1.1(y)
Permitted Encumbrances	Section 3.3
Person	Section 1.1(z)
Property Costs	Section 1.1(aa)
Purchase Price Allocation	Section 2.3
Purchaser	Preamble
Purchaser Indemnified Person	Section 11.2(b)(i)
Purchaser Material Adverse Effect	Section 1.1(bb)
Release	Section 1.1(cc)
Retained Seller Liabilities	Section 1.1(dd)
Seller	Preamble
Tax	Section 1.1(ee)
Tax Return	Section 1.1(ff)
Triad Due Diligence Information	Section 4.24(b)
Transfer Taxes	Section 1.1(gg)
Unadjusted Purchase Price	Section 2.2
Wells & Equipment	Section 1.1(b)(iii)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of April 6, 2011 (the “Execution Date”), by and among Windsor Marcellus LLC, a Delaware limited liability company (“Seller”) and Triad Hunter, LLC, a Delaware limited liability company (“Purchaser”). Seller, on the one hand, and Purchaser on the other hand, are referred to collectively herein as the “Parties” and individually as a “Party.”  Capitalized terms used herein shall have the respective meanings set forth in the Sections referenced in the preceding index of defined terms.

RECITALS

A.           WHEREAS, Seller owns, among other properties, those certain interests in oil and gas properties, rights and related interests and assets located in various fields situated in Wetzel County, West Virginia that are defined below and referred to herein as the “Assets”; and

B.           WHEREAS, at the Closing, Purchaser desires to purchase the Assets from Seller as provided in this Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1  Certain Definitions.  As used herein:

(a)           “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)           “Assets” means all right, title and interest in and to the following:

(i)           All of the following types of interests owned or held by Seller at the Effective Time, as the same are described on Exhibit A: (a) the oil and gas leases, oil gas and mineral servitudes and leases affecting, relating to, covering or granting any right to any Oil, Gas and other Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as all working interests, overriding royalty interests, royalty interests, reversionary interests, net profits interests, rights to take royalties in-kind, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests and surface interests, including any easements, rights-of-way, servitudes, franchises, surface leases, and subsurface leases described on Exhibit B, (c) fee interests, royalty interests and any other interests in Oil, Gas or other Hydrocarbons in place, (d) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in Oil, Gas or other Hydrocarbons in place, (e) any and all rights and interests in, to and under, or derived from, any pooling, unitization, communitization, production sharing or similar agreement, order or declaration (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having appropriate jurisdiction), and (f) any other interests in the production of Oil, Gas, Hydrocarbons or other minerals or substances from the lands (or lands pooled therewith) owned, leased or interests held therein (collectively, the “Mineral Interests”).

(ii)           To the extent related to the Assets: (a) the contracts, agreements and instruments described on Exhibit C and (b) such additional contracts, agreements and instruments as are entered into by Seller in the ordinary course of business after the Execution Date until the Closing Date and consistent with past practice (the “Contracts”).

(iii)           The personal property, improvements, fixtures, facilities, wells (whether producing, unplugged, plugged and abandoned, shut-in, injection, disposal or water supply), gathering lines, flow lines, injection lines, pipelines, tanks, boilers, buildings, machinery, pumps, equipment (surface and down hole), inventory, utility lines, power lines, telephone lines, roads and other appurtenances, including any of the foregoing that are situated upon or used or held for use by Seller primarily in connection with the ownership, operation, maintenance or repair of the Mineral Interests or performance of the Contracts, or for the production, treatment, storage, gathering or marketing of Oil, Gas, other Hydrocarbons or other minerals or substances attributable thereto described on Exhibit D (the “Wells & Equipment”).

(iv)           Any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, seismic, geological, geophysical and engineering maps and data, litigation files, abstracts, title opinions, land surveys, logs, environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or primarily relating to the ownership, use, maintenance or operation of the Assets but excluding the Excluded Records.

(v)           All right, title and interest of Seller to any claims, rights or credits to the extent attributable to the ownership, use, construction, maintenance or operation of the Assets; provided, however, that any prepaid expenses shall be limited to the extent such expenses are Property Costs and apply to the ownership or operation of the Assets after the Effective Time.

(vi)          Following the Effective Time, all (a) Oil, Gas and other Hydrocarbons produced from or attributable to the Mineral Interests and (b) proceeds from or of such Oil, Gas and other Hydrocarbons.

(c)           “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York.

(d)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(e)           “Effective Time” means 12:00 A.M. Eastern time on February 1, 2011.

(f)           “Environmental Laws” means, as the same have been amended as of the Execution Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all rules or regulations implementing the foregoing; applicable federal, state, provincial or local Laws, statutes, ordinances, or codes relating to the protection of the environment, the Release, discharge or disposal of any Hazardous Materials, the environmental condition of property transferred, natural resource damages, pipeline closure, water use in connection with hydraulic fracturing or, to the extent related to the use of or exposure to Hazardous Materials, health or safety.

(g)           “Escrow Account” means the account established under the Escrow Agreement for the Escrow Amount.

(h)           “Escrow Account Balance” means, at any point in time, the amount of funds in the Escrow Account.

(i)           “Escrow Agent” means J.P. Morgan Chase Bank, N.A.

(j)           “Escrow Agreement” means the Escrow Agreement by and between Seller, Purchaser and Escrow Agent to be entered into in substantially the form of Exhibit E, with such changes as may be reasonably requested by the Escrow Agent.

(k)           “Excluded Records” means

(i)           all legal records and legal files of Seller related to the Seller, including all work product of and attorney-client communications with Seller’s legal counsel, to the extent relating to the Excluded Assets or Retained Seller Liabilities; provided that, as to such items related to the Retained Seller Liabilities, Seller shall allow Purchaser to copy Seller’s records which pertain, in the normal course, to the use, operation and ownership of the Assets to the extent such records are not confidential, proprietary or subject to attorney-client or other applicable privilege;

(ii)           data and records relating to the sale of any Assets, including the identity of third-Person bidders, the confidentiality agreements relating to other bids, and the bids received from and records of negotiations with third Persons; and

(iii)           those original data, information, software and records retained by Seller pursuant to Section 12.4.

(l)           “Fundamental and Tax Representations” means the representations and warranties of Seller contained in Section 4.1 through Section 4.4 and Section 4.6.

(m)           “GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

(n)           “Gas” means all gas, whether Hydrocarbon or non-Hydrocarbon or any combination or mixture thereof, including hydrogen, sulfide, helium, carbon dioxide, nitrogen, hydrogen, casinghead gas and other Hydrocarbons other than Oil.

(o)           “Governmental Authority” means any national, state or local government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

(p)           “Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) Hydrocarbons, petroleum or petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

(q)           “Hydrocarbons” means oil, gas, coalbed methane, coalseam gas, coalbed gas, methane gas, gob gas, occulated gas and other naturally occurring gases contained in or associated with any coal seam and gas originating in or produced from any coal seam, and other liquid or gaseous hydrocarbons and all components of any of them or produced in connection therewith.

(r)           “Imbalance” means over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

(s)           “Income Tax” means Taxes determined on the basis of income or gross receipts, including income and similar taxes, such as taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts.

(t)           “Indemnity Deductible” means an amount equal to $200,000.

(u)           “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(v)           “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(w)           “Material Adverse Effect” means with respect to the Assets, a material adverse effect on the value of the Assets, provided, however, that Material Adverse Effect shall not include adverse effects resulting from any of the matters contemplated by Section 1.1(a) or: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; changes or proposed changes in applicable Laws or the interpretation or enforcement thereof; effects or changes that are cured (in a manner reasonably acceptable to Purchaser) or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10; failure to meet internal or third party projections or forecasts (provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Material Adverse Effect); and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 6 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions).

(x)           “Oil” means all oil, natural crude oil or petroleum and other Hydrocarbons regardless of gravity, produced at the well in liquid form by ordinary production methods.

(y)           “Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.

(z)           “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(aa)           “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, royalty payments, title examination and curative actions, and severance, production and similar Taxes measured by units of production attributable to production of Hydrocarbons from the Assets) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the acquisition, ownership and operation of the Assets in the ordinary course of business, including overhead costs charged to the Assets under the applicable operating agreement and paid by Seller.  Notwithstanding anything to the contrary, Property Costs do not include any costs incurred or borne by Seller in connection with any obligation of Seller to pay, reimburse or indemnify Purchaser hereunder, which costs shall be the sole obligation of Seller.  The Property Costs exclude all liabilities, losses, costs, and expenses attributable to:

(i)  claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)  obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities;

(iii)  obligations to remediate actual or claimed contamination of groundwater, surface water, soil or Equipment;

(iv)  title claims (including claims that Mineral Interests have terminated);

(v)  claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices, in each case when such costs or prices are paid to or by Affiliates;

(vi)  gas balancing and other production balancing obligations;

(vii)  casualty and condemnation;

(viii)  depletion, depreciation, amortization and other noncash accounting entries; and

(ix)  any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(bb)           “Purchaser Material Adverse Effect” means (i) a material adverse effect on the assets, liabilities, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Purchaser to perform in a timely manner its respective obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that a Purchaser Material Adverse Effect shall not include adverse effects resulting from any of: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where Purchaser and its subsidiaries conduct business; changes or proposed changes in applicable Laws or the interpretation or enforcement thereof; effects or changes that are cured (in a manner reasonably acceptable to Seller) or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10; failure to meet internal or third party projections or forecasts (provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Purchaser Material Adverse Effect); and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 6 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions).

(cc)           “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

(dd)           “Retained Seller Liabilities” means any obligations, costs or liabilities of Seller to the extent not specified as Assumed Liabilities in Section 11.1, including but not limited to those obligations, costs or liabilities of Seller (i) to the extent they are attributable to the Excluded Assets, (ii) for Income Taxes attributable to the Assets prior to and through the Closing or arising in connection with the consummation of the transaction contemplated hereby and other Taxes attributable to the Assets prior to the Effective Time, but excluding Transfer Taxes which are borne by Seller and Purchaser as set forth in Section 9.1(a), (iii) for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, (iv) with respect to Seller’s ownership, use and operation of the Assets to the extent arising prior to the Closing except for any obligations, costs or liabilities specified as Assumed Liabilities pursuant to Section 11.1(i) through (vii), and (v) all Property Costs attributable to the Assets prior to the Effective Time.

(ee)           “Tax” means (i) all taxes, assessments, unclaimed property, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, withholding tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, recordation tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any obligation to indemnify or otherwise assume or succeed to the liability of any Person.

(ff)           “Tax Return” means any return, declaration, report, rendition, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(gg)           “Transfer Taxes” means any state or local transfer, sales, use, stamp, recordation or other similar Taxes.

Section 1.2   Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, the Assets shall not include any rights, title or interest in or to the Excluded Assets, which shall be retained by Seller and not be transferred by Seller to Purchaser.  “Excluded Assets” shall mean the following:

(a)           the Excluded Records;

(b)           copies of other Records retained by Seller pursuant to Section 12.4;

(c)           any of the Assets not conveyed to Purchaser pursuant to Section 3.4;

(d)           all claims against third Persons, including insurers, to the extent related to the Retained Seller Liabilities;

(e)           all indemnities and other claims against Persons for Taxes within the definition of Retained Seller Liabilities; and

(f)           amounts to which Seller is entitled pursuant to Section 2.5(e).

ARTICLE 2
PURCHASE PRICE

Section 2.1  Purchase and Sale.  On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for, all of Seller’s right, title and interest in and to the Assets.

Section 2.2  Purchase Price.  Subject to the adjustments provided in Section 2.4, the purchase price for the Assets shall be $20,000,000 in cash (the “Unadjusted Purchase Price”).

Section 2.3  Allocation of Purchase Price.  Within thirty (30) days following the Closing, Purchaser shall prepare or cause to be prepared and shall deliver to Seller a draft allocation of the Unadjusted Purchase Price, prepared in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign law, as appropriate) (each such allocation, a “Purchase Price Allocation”).  Within ten (10) days after the receipt of such draft Purchase Price Allocation, Seller will propose to Purchaser in writing any objections or proposed changes to such draft Purchase Price Allocation (and in the event that no such changes are proposed in writing to Purchaser within such time period, Seller will be deemed to have agreed to, and accepted, the Purchase Price Allocation).  In the event of objections or proposed changes, Purchaser and Seller will attempt in good faith to resolve any differences between them with respect to the Purchase Price Allocation, in accordance with requirements of Section 1060 of the Code, within ten (10) days after Purchaser’s receipt of a timely written notice of objection or proposed changes from Seller.  If Purchaser and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to an independent accounting firm, the identity of which shall be agreed upon by Purchaser and Seller each acting reasonably, for resolution.  Promptly, but by not later than ten (10) days after submission to it of the dispute(s), the independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Unadjusted Purchase Price, which report shall be conclusive and binding upon the Parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Purchaser and one-half by Seller.  Purchaser and Seller shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocations set forth on the Purchase Price Allocation so finalized, and shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable Law.  Seller and Purchaser shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation of the Unadjusted Purchase Price, pursuant to this Section 2.3.  Any adjustments to the Unadjusted Purchase Price, mutually agreed by the Parties shall be allocated to the Assets in a manner consistent with the foregoing Purchase Price Allocation as finally agreed pursuant to the procedures set forth above.  If there is a disagreement among the Parties as to the allocation as a result of an adjustment to the Unadjusted Purchase Price, the matter shall be submitted to the independent accounting firm in accordance with the procedures set forth above.

Section 2.4  Determination of the Purchase Price.  The Parties agree that the aggregate amount paid by Purchaser directly to Seller at Closing shall be calculated as follows:

(a)           At the Closing, Purchaser shall pay:

(i)  to Seller an aggregate amount (the “Closing Payment”) equal to:

(A)           the Unadjusted Purchase Price attributable to the Assets, plus

(B)           the aggregate amount of oil inventories from the Assets in stock tanks at the Effective Time and produced for the account of Seller at or prior to the Effective Time, in barrels, multiplied by the posted price (less applicable location deduction) at the Effective Time, less

(C)           any amounts as provided in Section 3.4, less

(D)           the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Assets held in suspense by Seller as of the Effective Time, to the extent such amounts held in suspense are not transferred to Purchaser at the Closing, less or plus, as applicable,

(E)           the net aggregate third-party Imbalances attributable to the Assets, if any, owed by or payable to Seller, as of the Effective Time, multiplied by a price of $4.30 per MMBtu, less or plus, as applicable,

(F)           any amounts mutually agreed upon in writing prior to the Closing by Seller and Purchaser, plus

(G)           the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent such expenses are Property Costs and apply to the ownership and operation of the Assets after the Effective Time, less

(H)           the Escrow Amount, less

(I)           any amounts determined pursuant to Section 9.1(a)(i);

(ii)           to the Escrow Agent an amount equal to $1,000,000 (the “Escrow Amount”).

(b)           Prior to the Closing Date Seller shall prepare and deliver to Purchaser a draft settlement statement calculating the Closing Payment payable on the Closing Date after giving effect to the adjustments to the Unadjusted Purchase Price provided for in Section 2.4(a) that may be determined by such date.  Purchaser shall review the settlement statement and submit a written report containing any objections and any changes Purchaser proposes to be made to the settlement statement.  Purchaser and Seller shall use commercially reasonable efforts to agree on their respective final settlement statement prior to the Closing; provided, however, if Purchaser and Seller are unable to agree, then subject to Section 2.5(c), Seller’s determination in accordance with this Section 2.4(b) shall constitute the amounts to be paid by Purchaser at Closing.

Section 2.5  Post-Closing Payments.

(a)           All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to Seller, at the account set forth opposite Seller’s name on Schedule 2.5 or to another account specified by Seller to the Person making such payment at least two (2) Business Days prior to such payment.

(b)           All cash payments made or to be made under this Agreement to Purchaser shall be made by electronic transfer of immediately available funds to Purchaser, at the account set forth opposite Purchaser’s name on Schedule 2.5 or to another account specified by Purchaser to the Person making such payment at least two (2) Business Days prior to such payment.

(c)           As soon as reasonably practicable after the Closing but not later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser draft statements setting forth a final calculation of the purchase price adjustment taking into account the most recent actual figures for each adjustment pursuant to Section 2.4(a).  As soon as reasonably practicable but not later than thirty (30) Business Days following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any objections and any changes Purchaser proposes be made in such statement.  The Parties shall undertake to agree on a final calculation of the purchase price adjustment no later than fifteen (15) Business Days after Purchaser’s written report of objections.  In the event that the Parties cannot reach agreement within such period of time, any Party involved in the dispute may refer the unresolved adjustment items to dispute resolution by an independent accounting firm in accordance with Section 2.3.  Any difference between the adjustment made at the Closing and the amount determined pursuant to this Section 2.5(c) shall be paid by the owing Party to the owed Party within ten (10) Business Days of the final determination of such difference, plus interest accrued on such amount from the Closing Date until such amount is paid calculated as the prime rate of interest reported in the Wall Street Journal on the sixth (6th) day following Closing Date or, if not published on such date, as most recently published prior to such day.  Purchaser shall cooperate with and assist Seller in preparation of the statement prepared pursuant to this Section 2.5(c) by furnishing invoices, receipts, reasonable access to personnel and providing such other assistance as may be reasonably requested by Seller to facilitate such process following the Closing.

(d)           The Parties agree to treat any payment made pursuant to Section 2.4 or Section 2.5 or pursuant to an indemnity obligation set forth in this Agreement (including, for the avoidance of doubt, any payment under Article 9) as an adjustment to the Unadjusted Purchase Price for all Tax purposes.  Any adjustment to the Purchase Price Allocation necessary as a result of a purchase price adjustment pursuant to this Section 2.5(d) shall be allocated to the Assets to which such adjustment relates.  If an adjustment does not relate to any specific Assets, such adjustment shall be allocated among the Assets consistently with the Allocated Values and Section 1060 of the Code.

(e)           The Parties intend that the economic benefits and burdens of the Assets will pass from Seller to Purchaser as of the Effective Time and for this reason, but subject to the Parties agreeing as follows in this Section 2.5(e).  Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets at and after the Effective Time.  Seller shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets prior to the Effective Time.  To the extent Purchaser or Seller receives Hydrocarbon production from or attributable to the Assets (or products and proceeds attributable thereto) which is owned by the other Party, the receiving Party shall fully disclose, account for and remit the same promptly to the Party entitled receive such Hydrocarbon production (or products and proceeds attributable thereto).  “Earned” or “incurred”, as used herein, shall be interpreted in accordance with Council of Petroleum Accountants Society (COPAS) standards.  For purposes of this paragraph, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when the services are rendered, when the goods are delivered, or when the work is performed.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this paragraph, (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they are placed into the storage facilities and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

ARTICLE 3
TITLE MATTERS

Section 3.1  Title.  Seller represents and warrants to Purchaser that as of the Closing Date, in respect of Mineral Interests and Wells & Equipment, Seller owns Defensible Title, as defined in Section 3.2, to such assets.

Section 3.2  Definition of Defensible Title.

(a)           As used in this Agreement, the term “Defensible Title” means such title of Seller, with respect to the Asset that:

(i)  entitles Seller to receive ownership and control of the Mineral Interests and the Wells & Equipment, as the case may be, and a share of the Hydrocarbons produced, saved and marketed from or attributable to same throughout the duration of the productive life of such interests and wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third Persons on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Schedule 3.2 for such interests and wells, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date (to the extent such election is permissible under this Agreement) to be a nonconsenting co-owner, and (B) decreases resulting from the establishment or amendment, after the Execution Date, of involuntary pools or units;

(ii)  obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any of the Assets shown in Schedule 3.2 not greater than the working interest shown in Schedule 3.2, without increase throughout the productive life of such interests and wells except (A) as otherwise stated in Exhibit A or Schedule 3.2 and (B) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(iii)   is free and clear of liens, encumbrances, obligations, or defects, except for and subject to Permitted Encumbrances.

Section 3.3  Definition of Permitted Encumbrances.  The term “Permitted Encumbrances” means any or all of the following:

(a)           royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.2 or increase Seller’s working interest above that shown in Schedule 3.2 without a proportionate increase in the Net Revenue Interest of Seller;

(b)           all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.2 or increase Seller’s working interest above that shown in Schedule 3.2 without a proportionate increase in the Net Revenue Interest of Seller;

(c)           rights of first refusal, preferential rights to purchase and similar rights with respect to the Assets set forth on Schedule 4.10, subject to Section 3.4;

(d)           third-party consent requirements and similar restrictions (i) which are not applicable to the sale of the Assets contemplated by this Agreement, or (ii) with respect to which (A) waivers or consents are obtained from the appropriate Persons prior to the Closing Date with respect to the Assets to be transferred at Closing, (B) the appropriate time period for asserting the right has expired or (C) which need not be satisfied prior to a transfer or are routinely obtained after the closing of transactions of this nature in the region where the Assets are located;

(e)           liens for current period Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions;

(f)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(g)           all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance;

(h)           excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release any of the Assets;

(i)           easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not prevent or unreasonably and adversely affect operations as currently conducted on the lands covered by the Assets;

(j)           calls on production under Contracts that provide the holder of such call on production must pay an index-based price for any production by virtue of such call on production;

(k)           all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets or use or operations with respect thereto in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(l)           any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded, or retained by Purchaser, or which is expressly assumed or paid by Purchaser, at or prior to the Closing Date with respect to the Assets to be transferred at Closing, or which is discharged by Seller at or prior to Closing;

(m)           limitations (including drilling and operating limitations) imposed on or with respect to the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);;

(n)           any matters shown on Exhibit A or Schedule 3.2; and

(o)           any other charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest, and (iii) do not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.2 or increase Seller’s working interest above that shown in Schedule 3.2 without a proportionate increase in the Net Revenue Interest of Seller.

Section 3.4  Consents to Assignment.

(a)           Promptly after the Execution Date but no later than five (5) Business Days following the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 4.10 requesting consents to the transactions contemplated by this Agreement.  Seller shall use commercially reasonable efforts to cause such consents to assignment.  Purchaser shall cooperate with Seller in all commercially reasonable respects in seeking to obtain such consents to assignment.

(b)           In no event shall there be transferred to Purchaser any Asset for which a consent requirement has not been satisfied and for which transfer is prohibited without such consent.  In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the affected Mineral Interests and Wells & Equipment, as the case may be, to which the Contract relates, but the Contract is not transferred to Purchaser by the Closing due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser.  In such a circumstance and until such consent is obtained, the Contract shall be held by Seller for the benefit of Purchaser and upon receiving such consent, Seller shall convey to Purchaser such benefit and Purchaser shall pay all amounts due thereunder and shall be responsible for the performance of any obligations under such Contract to the extent that Purchaser have been transferred the Assets necessary to perform under such Contract and further only to the extent such amounts and obligations accrue after the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements and matters set out in Section 4.1 through Section 4.25 are true and correct:

Section 4.1  Existence and Qualification.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.

Section 4.2  Power.  Seller has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.3  Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4  Conflicts.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller, each as in effect as of the Execution Date and as of the Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which the Assets are bound, (c) violate any Laws applicable to the Assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority that has not been made or obtained.

Section 4.5  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened in writing before or by any Governmental Authority or arbitrator against Seller pertaining in any way to the Assets.

Section 4.6  Taxes and Assessments.  Except as disclosed on Schedule 4.6:

(a)           All Tax Returns required to be filed for, by, on behalf of Seller with respect to the Assets, or with respect to the income, business or activity with respect to the Assets have been timely filed.  All such Tax Returns are true and correct in all respects and were prepared in compliance with all applicable Laws.  All Taxes due and owing as shown on such Tax Returns have been paid.  No Person reporting Taxes with respect to the Assets (including income, business or activity with respect to the Assets) currently is the beneficiary of any extension of time within which to file any Tax Return.  There are no liens for Taxes (other than Taxes which are not yet due and payable) upon the Assets.

(b)           There is no dispute or claim concerning any Tax liability of Seller with respect to the Assets either claimed or raised by any authority in writing.  To the knowledge of Seller, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where Seller does not file Tax Returns with respect to the Assets that Seller is or may be subject to taxation by that jurisdiction.

(c)           None of the Assets is held in an arrangement treated as a partnership for income Tax purposes.

Section 4.7  Environmental Laws.

(a)           To its knowledge, Seller’s ownership, use and operation of the Assets is in compliance in all respects with the requirements of all applicable Environmental Laws.

(b)           To its knowledge, all Permits or other authorizations issued by a Governmental Authority under Environmental Law required for the operation of the Assets as they are currently being operated have been timely obtained and are currently in full force and effect and Seller is in compliance in all respects with, and Seller’s ownership, use and operation of the Assets is in compliance with, all such permits and authorizations.

(c)           To its knowledge, there are no actions, suits, claims, investigations, inquiries or proceedings pending or threatened in writing brought by any Person before any Governmental Authority or arbitrator with respect to the Assets that pertain or relate to (i) violations of Environmental Laws, (ii) any remediation obligations under applicable Environmental Laws, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

(d)           To its knowledge, no Person acting on behalf of Seller has disposed or Released any Hazardous Materials on, at or under the Mineral Interests or the Wells & Equipment that could reasonably expected to give rise to costs or liability.

(e)           To its knowledge, Seller is not currently operating or required to be operating the Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(f)           Seller has provided Purchaser with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the Assets that are in the possession or subject to the control of Seller or to its knowledge, any of its consultants, agents or representatives.

(g)           The representations and warranties set forth in this Section 4.7 shall be the sole and exclusive representations and warranties of Seller under this Agreement that address or relate to compliance with, liabilities under, or any factual or legal matters related to or arising out of Environmental Laws.

Section 4.8  Compliance with Laws.  Except with respect to Environmental Laws, which are addressed in Section 4.7, Governmental Authorizations, which are addressed in Section 4.14, and Tax Laws, which are addressed in Section 4.6, to its knowledge, Seller is in compliance with, and Seller’s ownership, use and operation of the Assets are in compliance with, all applicable Laws.

Section 4.9  Contracts.

(a)           Prior to the Execution Date, Seller has provided Purchaser with access to true and correct copies of all Contracts which are listed on Exhibit C.  Each Contract is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Seller has performed, and, to the knowledge of Seller, every other party has performed, each term, covenant and condition of each of the Contracts required to be performed by Seller or such other party; (iii) to the knowledge of Seller no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or any other party, under any of the Contracts; and (iv) Seller does not intend to, and has not received any notice that any other party to a Contract intends to, cancel or terminate such contract.

(b)           To the knowledge of Seller, no party has made written demand to renegotiate any amounts paid or payable to Seller under any of the Contracts, (ii) there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the Contracts, (iii) Seller has not, with respect to the Contracts (A) received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing or (B) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Contracts on or after the Effective Time without being currently paid therefore other than in the normal cycle of billing, (iv) Seller is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any oil and gas leases, or any lands pooled or unitized with such oil and gas leases, at some future time without then or thereafter receiving the full contract price therefore, (v) there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Interests, or any lands pooled or unitized with such oil and gas leases, in favor of any Person or entity other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for Hydrocarbons.

Section 4.10  Consents and Preferential Purchase Rights.  There are no preferential rights to purchase or required third-party consents to assignment, which may be applicable to the Assets resulting from the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after the Closing, and as set forth on Schedule 4.10.

Section 4.11  Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.12  Equipment and Personal Property.  To Seller's knowledge, all currently producing wells and equipment are adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.  To its knowledge, Seller has all easements, rights of way, licenses and authorizations, from Governmental Authorities necessary to access, construct, operate, maintain and repair the wells and equipment in the ordinary course of business as currently conducted by Seller and in compliance with all Laws.

Section 4.13  Payments for Production.  Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties, free gas arrangements and similar arrangements established in the Mineral Interests or reflected on Exhibits A or C) to deliver a volume of Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.14  Governmental Authorizations.  Except with respect to Environmental Laws, which are addressed in Section 4.7, to its knowledge Seller (a) has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned by Seller and (b) has operated the Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

Section 4.15  Plugging and Abandonment.  There are no wells located on the Mineral Interests that: (a) Seller has received an order from any Governmental Authority requiring such well be plugged and abandoned, (b) to Seller's knowledge were producing as of the Effective Date, but that as of the Closing Date are shut-in and have been for more than five (5) days, or temporarily abandoned, or (c) to Seller's knowledge have been plugged and abandoned but have not been plugged in accordance with all applicable requirements for each Governmental Authority having jurisdiction over the Assets.

Section 4.16  No Expenses Owed or Delinquent.  No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets) are owed and delinquent in payment by Seller for which Purchaser would be liable after the Effective Time.

Section 4.17  Current Bonds.  There are no surety bonds, letters of credit and other similar instruments maintained by Seller and its Affiliates with respect to the Assets.

Section 4.18  Outstanding Capital Commitments.  As of the Execution Date, there are no outstanding Authority for Expenditures or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $20,000, other than those covered by proposals circulated by Purchaser.  For further clarification, any and all expenditure, costs or commitments with regard to the Assets in response to or covered by proposals circulated by Purchaser, whether circulated or incurred (as the case may be) prior to, on or after the Effective Time, shall be borne by and entirely for the account of Purchaser.  Purchaser assumes all risk with regard to such proposals.

Section 4.19  Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 4.20  Imbalances.  Schedule 4.20 accurately sets forth in all respects all of Seller’s Imbalances as of February 1, 2011, arising with respect to the Assets and, except as disclosed in Schedule 4.20: (a) no Person is entitled to receive any portion of Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (b) Seller is not obligated to deliver any quantities of gas or to pay any penalties or amounts, in connection with the violation of any terms of any gas contract or other agreement with shippers with respect to the Assets, and (c) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from wells in excess of contract requirements.  Except as set forth on Schedule4.20, Seller has not received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take or pay” arrangements) for any portion of Seller’s Hydrocarbons produced from the Assets, as a result of which the obligation exists to deliver Hydrocarbons produced from the Assets after the Effective Time without then or thereafter receiving payment therefor.

Section 4.21  Condemnation.  There is no actual or to Seller’s knowledge, no threatened taking (whether permanent, temporary, whole or partial) or any portion of the Assets by reason of condemnation or the threat of condemnation.

Section 4.22  Lease Provisions.  Seller is in compliance with its obligations under the Mineral Interests.

Section 4.23  Intellectual Property.  To Seller's knowledge, none of the Assets uses or incorporates any intellectual property that infringes or misappropriates the intellectual property of any third Person, and no third Person is infringing or misappropriating any intellectual property used or incorporated in any Asset.

Section 4.24  Independent Investigation.  Seller is (or its advisor is) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  In entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations, warranties and covenants of Purchaser set forth in this Agreement, and Seller:

(a)           acknowledges and agrees that Seller has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;

(b)           acknowledges and agrees that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives make or have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to Seller (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to Seller (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Triad Due Diligence Information”);

(c)           acknowledges and agrees that (i) the Triad Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Seller is familiar with such uncertainties, and (iii) Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by Seller on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)           agrees, to the fullest extent permitted by Law, that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Seller or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Seller, or Seller’s use of, any Triad Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Purchaser makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

Section 4.25  Limitations.

(a)           Except as and to the extent expressly set forth in Article 3, this Article 4, or as otherwise set forth herein, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

(b)           Except as expressly represented otherwise in Article 3 or this Article 4, and further except as to the special warranty of title included in the Conveyance, without limiting the generality of the foregoing, Seller (1) makes no and expressly disclaims any representation or warranty, express or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) the existence of any prospect, recompletion, infill or step-out drilling opportunities, (v) any estimates of the value of the Assets or future revenues to be generated by the Assets, (vi) the production of Hydrocarbons from the Assets, or whether production has been continuous, or in paying quantities, or any production or decline rates, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (viii) infringement of any intellectual property right, or (ix) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or their employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto, and (2) further disclaims any representation or warranty, express or implied, of merchantability, fitness for a particular purpose or conformity to models or samples of materials or any of the Assets, it being expressly understood and agreed by the parties that Purchaser shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults and defects, and that Purchaser has made or caused to be made such inspections as Purchaser deems appropriate.  Except as expressly represented otherwise in Section 4.7, Seller has not and will not make any representation or warranty regarding any matter or circumstance relating to environmental laws, environmental liabilities, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty.

(c)           Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed by the terms of the Agreement are included.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the matters set out in Section 5.1 through Section 5.8:

Section 5.1  Existence and Qualification.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted.  Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect.

Section 5.2  Power.  Purchaser has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3  Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by, as applicable, all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4  Conflicts.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser in effect as of the Execution Date and as of the Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its respective properties or assets are bound, (c) violate any Laws applicable to Purchaser or any of its respective properties or assets, (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority or any third party that has not been made or obtained, or (e) result in the creation or imposition of any lien, charge or encumbrance upon any property of Purchaser or any of its respective subsidiaries pursuant to the agreements and instruments referred to in clause (b), except in the case of clauses (b), (c) and (d) of this Section 5.4 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.5  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing before or by any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.6  Financing.  At the Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Unadjusted Purchase Price, to Seller.

Section 5.7  Independent Investigation.  Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Purchaser has conducted its own independent review and analysis of the Assets and acknowledges that Purchaser has been provided satisfactory access to the Assets for such purpose.  In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the specific representations and warranties of Seller set forth in Article 3 and Article 4 of this Agreement, and Purchaser:

(a)           acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in Article 3 or Article 4 of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;

(b)           acknowledges and agrees that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of Seller or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”);

(c)           acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Purchaser is familiar with such uncertainties, and (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)           agrees, to the fullest extent permitted by Law, that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Purchaser, or Purchaser’s use of, any Due Diligence Information, except that the foregoing limitations shall not apply to the extent Seller make the specific representations and warranties set forth in Article 3 or Article 4 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

Section 5.8  Liability for Brokers’ Fees.  Seller shall not have, directly or indirectly, any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1  Access.  On and after the Execution Date, Seller will give Purchaser and its representatives access to the Assets (and to personnel and representatives of Seller responsible for the Assets at such times as Purchaser may reasonably request) and access to and the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without violating applicable Laws.  Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of Seller’s business.  Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment (as defined in applicable ASTM standards) of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, subject to receipt of written permission from Seller such permission not to be unreasonably withheld.  Purchaser’s right of access shall not entitle Purchaser to operate any equipment or conduct intrusive testing or sampling.  Purchaser shall provide Seller with at least forty-eight (48) hours written notice before the Assets are accessed pursuant to this paragraph, along with a description of the activities Purchaser intends to undertake.  All information obtained by Purchaser and its representatives under this Section 6.1 shall be subject to the terms of that certain confidentiality agreement between Seller and Purchaser, and their respective affiliates, dated effective as of February 16, 2011 (the “Confidentiality Agreement”), and any applicable privacy laws regarding personal information.

Section 6.2  Press Releases.  Neither Seller nor Purchaser, nor any of their respective Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof (including the Unadjusted Purchase Price or any adjustments thereof) or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding preferential rights to purchase any of the Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (a) and (b), to the extent permitted by applicable Law, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 6.3  Operation of Assets.  Except as otherwise set forth on Schedule 6.3(a) or as may be required by applicable Law, or unless Purchaser gives its prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned):

(a)           until the Closing with respect to the Assets, or until the earlier termination of this Agreement under Article 10, Seller shall operate its business with respect to the Assets as a reasonable prudent operator and in the ordinary course consistent with past practice and, without limiting the generality of the preceding, shall:

(i)  not transfer, sell, hypothecate, encumber, grant any lien on or otherwise dispose of any of the Assets;

(ii)  not undertake any individual capital expenditures or any contractual commitment in each case in excess of $20,000 except to the extent that Seller elects to accept or participate in any proposal circulated by Purchaser;

(iii)  maintain insurance coverage on the Assets in the amounts and of the types currently in force;

(iv)  maintain all material governmental permits and approvals affecting the Assets;

(v)  maintain in full force and effect, and not surrender or abandon, or waive any material rights with respect to, the Assets, and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments;

(vi)  to the extent known to Seller, provide Purchaser with written notice of (1) any claims, demands, suits or actions made against Seller which affect the Assets, or (2) any proposal from a third party to engage in any material transaction with respect to the operation of the Assets;

(vii)  provide prompt notice to Purchaser of any notice received by Seller of a default, claim, obligation or suit that directly impacts any of the Assets;

(viii)  administer and operate the Assets in accordance with the material provisions of any applicable operating agreement;

(ix)  not introduce any new methods of management, operation or accounting with respect to any of the Assets, except as may be required by any Governmental Authority or by GAAP;

(x)  not grant or create any preference right with respect to the Mineral Interests;

(xi)  not enter into any hedging transactions;

(xii)  except as otherwise permitted under Section 6.3(a)(ii), not enter into or amend any contracts or agreements with respect to the use, ownership or operation of the Assets; and

(xiii)  not agree to do any of the foregoing.

(b)           Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Seller may take such action as is reasonably necessary and shall notify Purchaser of such action promptly thereafter.

Section 6.4  Indemnity Regarding Access.  Purchaser agrees to indemnify, defend and hold harmless Seller, its respective Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets by Purchaser, its Affiliates, or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person; provided, that this does not apply to any acts constituting gross negligence or willful misconduct by the indemnified Person.

Section 6.5  Governmental Reviews.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (a) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

If a Party intends to participate in any meeting with any Governmental Authority with respect to the actions contemplated by this Section 6.5, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.

Section 6.6  Further Assurances.  The Parties agree that from time to time after the Closing Date they shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Parties may reasonably request in order to vest in the Purchaser all right, title and interest in the Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (b) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Parties may reasonably request in order to put the Purchaser in actual possession of the Assets or otherwise to accomplish the purposes of this Agreement.  Promptly following the Closing, Purchaser, at Purchaser’s cost and expense as provided in Section 12.3, shall effect recordation of any conveyances assigning and conveying the Assets to Purchaser in each local jurisdiction where such Assets are located.

Section 6.7  Casualty.  If any Asset with an Allocated Value greater than $5,000 shall be damaged or destroyed by fire or other casualty before Closing, Seller shall pay the deductible under any insurance policy or policies insuring the same and deliver to Purchaser, at the Closing, any insurance proceeds actually received by Seller by reason of such casualty, and assign to Purchaser all of its right, title and interest in any claim under any insurance policies and against all third parties in respect of such casualty.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1  Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement to occur on the Closing Date are subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Purchaser shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified as to materiality which shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date.

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.

Section 7.2  Purchaser’s Conditions to Closing.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur on the Closing Date are subject, at the option of Purchaser, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Seller shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually or in the aggregate have a Material Adverse Effect with respect to the Assets.

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date.

(c)           No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.

(d)           Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.

(e)           Specified Consents.  Seller shall have obtained the consents specified on Schedule 7.2(e).

ARTICLE 8
CLOSING

Section 8.1  Time and Place of Closing.  The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place on April 6, 2011, or if all conditions in Article 7 to be satisfied prior to the Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  At Closing, the Parties shall exchange pdfs by electronic mail of the executed closing deliveries set forth in Section Section 8.2 and Section 8.3, with the originals of such deliveries to be sent for overnight delivery to the other Party.

Section 8.2  Seller Closing Deliveries.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)           conveyance of the Assets substantially in the form attached hereto as Exhibit F (the “Conveyance”), duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)           the executed Escrow Agreement;

(c)           certificates duly executed by an authorized representative of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) with respect to Seller have been fulfilled;

(d)           where notices of approval or clearance certificates are received by Seller pursuant to a filing or application under Section 6.5, copies of those notices of approval or clearance certificates;

(e)           deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel;

(f)           the letters-in-lieu of transfer orders covering the Assets, duly executed by Seller; and

(g)           the consents specified in Schedule 7.2(e) duly executed by the proper parties.

Section 8.3  Purchaser’s Closing Deliveries.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)           wire transfers of the cash portion of the Closing Payment in same-day funds to the accounts specified by Seller in accordance with Section 2.5;

(b)           confirmations, reasonably acceptable to Seller, of receipt by the Escrow Agent of a wire transfer of the Escrow Amount in same-day funds to the Escrow Account;

(c)           the executed Conveyance of the Assets;

(d)           the letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(e)           the executed Escrow Agreement;

(f)           a certificate duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(g)           where notices of approval are received by Purchaser pursuant to a filing or application under Section 6.5, copies of those notices of approval; and

(h)           deliveries of such other instruments as Seller shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

ARTICLE 9
TAX MATTERS

Section 9.1  Liability for Taxes.

(a)           Certain Transfer Taxes.

(i)  Any Transfer Taxes imposed on the purchase and sale of the Assets pursuant to the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Purchaser.  Based upon the applicable tax rates, the Parties shall, in good faith, prior to the Closing, agree on the dollar amounts of Seller’s transfer tax liability attributable to the Assets acquired by Purchaser at Closing, and said amounts shall be deducted from the Unadjusted Purchase Price pursuant to Section 2.4.

(ii)  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes described in this Section 9.1(a).

(b)           From and after the Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Seller against, any Tax imposed on or with respect to the Assets transferred at Closing if such Tax is not the responsibility of Seller under this Agreement and Seller shall be liable for, and shall indemnify and hold harmless Purchaser against any Taxes which are included within the definition of Retained Seller Liabilities.  Procedures similar to those in Article 11 shall apply to this indemnity.  For Tax reporting, consistent with Retained Seller Liabilities, the Parties agree that Seller shall report income and expenses for Tax purposes through the Closing for the Assets.

Section 9.2  Access to Information.

(a)           From and after the Closing Date, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets transferred at Closing within the possession of Seller to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)           From and after the Closing Date, Purchaser shall grant to Seller (or Seller’s designees) access at all reasonable times to all of the information, books and records relating to the Assets transferred at Closing within the possession of Purchaser to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)           Each of the Parties will preserve and retain all material schedules, work papers and other documents within the Party’s possession relating to any Tax Returns in respect of Taxes attributable to the Assets or to any claims, audits or other proceedings affecting the Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which documents relate or until the final determination of any controversy with respect to taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d)           At Purchaser’s or Seller’s request, the other Party shall provide reasonable access to Purchaser or Seller, as the case may be, and their respective Affiliates’ personnel who have knowledge of the information described in this Section 9.2.

ARTICLE 10
TERMINATION AND AMENDMENT

Section 10.1  Termination.  This Agreement may be terminated at any time after the Execution Date and prior to the Closing only:

(a)           by the mutual written consent of Seller and Purchaser;

(b)           by Seller, or Purchaser, by written notice to the other Party, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;

(c)           by Seller, by written notice to Purchaser, if Purchaser breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b) and (ii) cannot be cured or, if curable, is not or are not cured within thirty (30) days after written notice from Seller; or

(d)           by Purchaser, by written notice to Seller, if Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured or, if curable, is not or are not cured within thirty (30) days after written notice from Purchaser.

Notwithstanding the foregoing, no Party shall be entitled to terminate this Agreement under Section 10.1(c) or Section 10.1(d), if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), if Purchaser is then seeking termination, or Section 7.2(a) or Section 7.2(b), if Seller is then seeking termination.

Section 10.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.11, Section 5.8, Section 6.2, Section 6.4, Article 10, Section 12.2, Section 12.3, Section 12.6, Section 12.7, Section 12.8, Section 12.9, Section 12.11, Section 12.13, Section 12.14, Section 12.15, Section 12.16 and Section 12.18 and of the Confidentiality Agreement, all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from liability for any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein, or willful breach of any representations or warranties, that are to be performed or observed at or prior to the Closing.  In the event this Agreement terminates under Section 10.1 and any Party has willfully failed to perform or observe in any material respect any of its agreements or covenants contained herein, or willfully breached any of its representations or warranties, which are to be performed or observed at or prior to the Closing, then the other Party, subject to Section 12.18, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which the other Party may be entitled.

ARTICLE 11
INDEMNIFICATION; LIMITATIONS

Section 11.1  Assumption.  Without limiting Purchaser’s rights to indemnity under this Article 11, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge the Assumed Obligations.  "Assumed Obligations" means the following specified items: (i) the Property Costs attributable to the Assets following the Effective Time; (ii) any liability or obligation arising out of the Contracts, to the extent such liabilities and obligations accrue following the Closing; (iii) the plugging, replugging and abandonment any wells on the lands covered by the Assets, and of the Wells or Wells & Equipment; (iv) the removal and dispose of all structures and equipment constituting a part of the Wells or Wells & Equipment; (v) except as it may arise from a breach of the representations set forth in Section 4.7 to the extent of the indemnification of such representations in Article 11, liabilities and obligations relating to the Assets and arising from or in connection with any Environmental Laws; and (vi) those items listed as a reduction in the purchase price pursuant to Section 2.4(a)(i)(D) or Section 2.4(a)(i)(E); and (vii) liabilities and obligations that relate to the ownership, use or operation of the Assets after the Closing; provided, however, that Purchaser does not assume any obligations, costs or liabilities to the extent that they are Retained Seller Liabilities.  Notwithstanding anything herein to the contrary, Purchaser is not assuming any liabilities or obligations, known or unknown, of Seller or its Affiliates with respect to the Assets, except any thereof which may constitute Assumed Obligations set forth above.

Section 11.2  Indemnification.

(a)           From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its current and former Affiliates and their respective officers, directors, employees and agents (the “Seller Indemnified Persons”) against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:

(i)  the Assumed Obligations;

(ii)  any breach of any of Purchaser’s covenants or agreements contained in this Agreement in any material respect to the extent such breach relates to performance prior to, on or after the Closing; or

(iii)  any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in any certificate delivered pursuant to Section 8.3(f) to the extent related to such representations and warranties, even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Seller Indemnified Persons, but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.2(b) at the time the claim notice is presented by Purchaser.

(b)           (i)  From and after the Closing, and which may be from the Escrow Account Balance or from Seller directly, at Purchaser’s election, Seller shall indemnify, defend and hold harmless Purchaser, its then-current and former Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons”) against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from the Retained Seller Liabilities applicable to Seller, any breach of any of Seller’s covenants or agreements contained in this Agreement to the extent such breach relates to Seller’s performance on or after the Closing or any breach of Seller’s Fundamental and Tax Representations, or in any certificate delivered pursuant to Section 8.2(c) to the extent related to Seller’s Fundamental and Tax Representations (without regard to materiality as to such certificate for purposes of this provision only); and

(ii)  From and after the Closing and solely from the Escrow Account Balance to the extent provided in Section 11.4(d), Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:

(A)           any breach of any of Seller’s covenants or agreements contained in this Agreement in any respect to the extent such breach relates to Seller’s performance prior to the Closing; or

(B)           any breach of any representation or warranty made by Seller contained in Section 3.1 or Article 4 of this Agreement, or in any certificate delivered pursuant to Section 8.2(c) (without regard to materiality as to such certificate for purposes of this provision only) to the extent related to such representations and warranties;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Indemnified Persons.

(c)           The Parties agree that, in the absence of fraud, the sole and exclusive post-Closing remedy of any Party to this Agreement, any Indemnified Person or their respective Affiliates, with respect to this Agreement or any other claims relating to the Assets, the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Assets, events giving rise to this Agreement and the transactions provided for in this Agreement shall be limited to the indemnification provisions set forth in Article 9 and this Article 11.

(d)           “Damages,” shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person to the extent arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise.  Notwithstanding the foregoing, Purchaser and Seller shall not be entitled to indemnification under this Section 11.2 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) or (ii) except with respect to claims for fraud, any Assumed Obligations, Retained Seller Liabilities, breach of a Fundamental and Tax Representation or breach of a covenant or agreement that relates to performance on or after the Closing, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $10,000.

(e)           Any claim for indemnity under this Section 11.2 by any current or former Affiliate, director, officer, employee or agent of a Party must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Seller and Purchaser shall have any rights against any Party under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller pursuant to this Section 11.2(e).  Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.2(e) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2(e).

(f)           Notwithstanding anything to the contrary in this Agreement, in the event a Tax results in an indemnity obligation pursuant to Section 9.1 and this Section 11.2, the Party to which the indemnity obligation relates shall only be liable under Section 9.1.

(g)           Notwithstanding anything to the contrary in this Agreement, to the extent a claim for indemnity under Section 11.2(b)(i) arises from or in connection with any matter which could also result in a claim for indemnity under Section 11.2(b)(ii)(B) due to any breach of any representation or warranty made by Seller in this Agreement other than any of the Fundamental and Tax Representations, then Purchaser shall only be entitled to assert such matter pursuant to Section 11.2(b)(ii)(B) as the basis of the breach of any such representation or warranty; provided, however, that this Section 11.2(g) shall in no way affect the last sentence in Section 11.4(b).

Section 11.3  Indemnification Actions.  All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)           For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.2(e)).

(b)           To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person or Persons of its claim, including, to the extent reasonably practicable, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such Indemnifying Person is actually prejudiced by such failure.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           An Indemnifying Person shall have the right to defend, at its sole cost and expense, the Claim with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person.  Such Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in all reasonable respects in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution that the Indemnified Person is not liable with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) provides for relief or contains as a remedy anything other than money damages covered by the indemnity.

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)           In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to(i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

Section 11.4  Limitation on Actions.

(a)           If the Closing occurs, the representations and warranties of Seller in Section 3.1 and Article 4 and of Purchaser in Article 5, and in any certificate delivered pursuant to Section 8.2(c) and Section 8.3(f) to the extent related to such representations and warranties, shall survive the Closing for a period of twelve (12) months; provided, however, that the Fundamental and Tax Representations and the representations and warranties in Section 5.1, Section 5.2 and Section 5.3 shall survive the Closing and shall continue for the applicable statute of limitations relating to the subject matter thereof plus thirty (30) days.  Each covenant and agreement of the Parties contained in this Agreement that requires performance prior to the Closing shall survive the Closing for a period of twelve (12) months, and each covenant and agreement of the Parties contained in this Agreement that requires performance following the Closing shall survive the Closing indefinitely unless otherwise stated herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim duly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Section 11.2(a)(i), and Section 11.2(b)(i) shall continue without time limit.

(c)           Seller shall have no liability for any indemnification under Section 11.2(b)(ii)(B) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds the Indemnity Deductible, and then only to the extent such Damages exceed the Indemnity Deductible.  This Section 11.4(c) shall not limit indemnification with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, or (iv) the indemnities in Section 11.2(b)(i), nor shall Damages for those matters count toward the threshold in the first two sentences of this Section 11.4(c).

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Purchaser’s sole and exclusive recourse and remedy to satisfy Seller’s obligations to indemnify Purchaser under Section 11.2(b)(ii) shall be to the Escrow Account Balance and once the amount in the relevant account has been expended in accordance with this Agreement, Purchaser shall have no further recourse against Seller with respect to those claims; provided, however, that this Section 11.4(d) shall not limit Seller’s liability with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, and (iv) the indemnities in Section 11.2(b)(i).

Section 11.5  Release of the Escrow Account Balance.  The Parties agree that the Escrow Agent shall disburse the Escrow Account Balance in accordance with the procedures set forth in the Escrow Agreement.

ARTICLE 12
MISCELLANEOUS

Section 12.1  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 12.2  Notices.  Unless otherwise expressly indicated to the contrary in this Agreement, all notices, requests, demands and other communications that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English, and shall be deemed to have been duly given (a) when personally delivered, (b) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (c) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (d) one (1) Business Day after having been dispatched for next day delivery by a nationally recognized overnight courier service, addressed to the Parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either Party to the other) as follows:

If to Seller:	Windsor Marcellus LLC
14301 Caliber Drive, Suite 300
Oklahoma City, OK 73134

Attention:	Jim Strawn, Counsel
Telephone:	(405) 463-6916
Telecopy:	(405) 463-6998
and with a copy to (which shall not constitute notice):

Wexford Capital
411 West Putnam Avenue
Greenwich, CT 06830

Attention:	Paul Jacobi, Managing Director
Telephone:	(203) 862-7074
Telecopy:	(203) 218-3463

If to Purchaser:	Magnum Hunter Resources Corporation
777 Post Oak Blvd.
Suite 650
Houston, TX 77056

Attention:	Paul M. Johnston, Senior Vice
President and General Counsel
Telephone:	(832) 369-6986
Telecopy:	(832) 369-6992
with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, TX 75201

Attention:	Mr. Mark R. Wasem
Telephone:	(214) 855-8000
Telecopy:	(214) 855-8200

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.

Section 12.3  Expenses.  Except as otherwise provided in Article 9, all expenses incurred by any Party or its subsidiaries or Affiliates in connection with the preparation or execution of this Agreement, and the Exhibits and Schedules hereto, including all fees and expenses of counsel, accountants and financial advisers employed by such Person, shall be borne solely and entirely by such Person; provided, that Purchaser shall pay recordation, filing and similar fees related to the transfer of Assets.

Section 12.4  Records.

(a)           Subject to Section 12.4(b), as soon as reasonably practicable after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records in respect of Assets transferred to Purchaser at Closing that are in the possession of Seller or its Affiliates; provided, however, that Seller shall not be required to deliver or cause to be delivered to Purchaser any Records with respect to federal income Taxes.

(b)           Seller may retain the originals of those Records relating to Tax and accounting matters and shall provide Purchaser, at its request, with copies of such Records that pertain to non-federal income Tax matters solely related to the Assets.  Seller may retain copies of any other Records.

(c)           Purchaser, for a period of seven years following the Closing Date, (and subject to Purchaser’s additional obligations under Article 9) shall:

(i)  retain the Records; and

(ii)  provide Seller, its Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense;

(A)                      for review and copying at Seller’s expense and to Purchaser’s personnel for the purpose of discussing any such matter or claim.

Section 12.5  Name Change.  As promptly as practicable, but in any case within one hundred twenty (120) days following the Closing Date, Purchaser shall eliminate the use of the name Windsor Marcellus LLC and variants thereof from the Wells and Equipment transferred on Closing Date, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.  Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 12.6  Governing Law and Venue.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas (except that, with respect to issues relating to title to real property located in West Virginia, the Laws of the State of West Virginia shall govern), without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in Houston, Texas (or, if jurisdiction is not available in the United States federal courts located in Houston, Texas, to personal jurisdiction in any action brought in the state courts located in Houston, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim may be instituted in the United States District Court for the Southern District of Texas (or, if jurisdiction is not available in the United States District Court for the Southern District of Texas, then exclusively in the state courts located in Houston, Texas).  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 12.7  Dispute Resolution.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 12.8  Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9  Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10  Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.11  Entire Agreement.  The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.12  Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification of this specific Agreement identified in the writing by name and date.

Section 12.13  No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.4 and Section 11.2(e).

Section 12.14  Schedules and Exhibits.  The information and disclosures contained in any Schedule or Exhibit shall be deemed to be disclosed and incorporated by reference in any Schedule and as an exception to any representation, warranty or covenant to which its applicability is reasonably apparent on its face. The duplication or cross-referencing of any disclosures made in the Schedules or Exhibits shall not, in any instance or in the aggregate, affect a waiver of the foregoing statement.  Headings have been provided for the sections of this Agreement, the Schedules and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.15  References.  In this Agreement:

(a)           references to any gender includes a reference to all other genders;

(b)           references to the singular includes the plural, and vice versa;

(c)           reference to any Article or Section means an Article or Section of this Agreement;

(d)           reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           unless expressly provided to the contrary, reference to a given agreement, contract or other instrument shall be a reference to that agreement, contract or instrument as modified, amended, supplemented or restated from time to time;

(g)           unless expressly provided to the contrary, the word “or” is not exclusive;

(h)           references to “$” or “dollars” means United States dollars; and

(i)           “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.16  Construction.  Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to the value, operation and suitability of the Assets.  Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 12.17  Environmental Acknowledgement.  Purchaser acknowledges that naturally occurring radioactive material (“NORM”), asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons may be present in or on the Assets in quantities typical for oilfield or gas operations in the areas in which the Assets are located, and the presence of such materials in typical quantities shall not in and of itself constitute a breach of Seller’s representation made in Section 4.7, provided that such materials listed in this paragraph have been used and managed by Seller in compliance in all material respects with all applicable Environmental Laws.

Section 12.18  Limitation on Damages.  THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.19  Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of  the Execution Date.

WINDSOR MARCELLUS LLC By: /s/ Paul Jacobi Name: Paul Jacobi Title: Vice President

Signature Page to the Purchase and Sale Agreement

TRIAD HUNTER, LLC By: Magnum Hunter Resources Corporation its sole member By: /s/ Gary C. Evans Name: Gary C. Evans Title: Chairman and Chief Executive Officer

Signature Page to the Purchase and Sale Agreement